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                                                                   EXHIBIT 10.13

  Description of Employment Arrangement between the Company and Paul A. O'Neil

         Paul A. O'Neil joined the Company to serve as its Treasurer on May 20, 1997. Mr. O'Neil's base compensation is $140,000. Mr. O'Neil is entitled to a bonus of from 5% to 45% of his base salary if Funds From Operations per Common Share for any year exceed, by 5% to 20% or more, the Funds From Operations per Common Share for the immediately preceding year. Mr. O'Neil's employment is for an initial one year term that will be extended for an additional year at the end of each year of the arrangement, subject to the right of either party to terminate the employment relationship by giving six months prior written notice. Mr. O'Neil is entitled to the use of an automobile, medical and dental benefits, vacation and sick leave and certain additional benefits available to the Company's other executive officers. The Long-Term Incentive Plan Committee also granted to Mr. O'Neil options to purchase an aggregate of 75,000 Common Shares under the Long-Term Incentive Plan at an exercise price of $22.31 per share, commencing on November 20, 1997.